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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                            Duke Realty Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

--------------------------------------------------------------------------------
PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                               (DUKE REALTY LOGO)

                              600 EAST 96TH STREET
                                   SUITE 100
                          INDIANAPOLIS, INDIANA 46240
                                 (317) 808-6000

                                 March 14, 2003

Dear Shareholder:

     The Board of Directors and officers of Duke Realty Corporation join me in extending to you a cordial invitation to attend the annual meeting of our shareholders. This meeting will be held on Wednesday, April 30, 2003, at 3:00 p.m. local time, at the Indianapolis Marriott North Hotel, 3645 River Crossing Parkway, Indianapolis, Indiana 46240. We believe that both the shareholders and management of Duke Realty Corporation can gain much through participation at this meeting. Our objective is to make it as informative and interesting as possible.

     The formal notice of this annual meeting and the proxy statement appear on the following pages. We hope that you will attend this meeting. WHETHER OR NOT YOU ATTEND, WE URGE YOU TO VOTE BY MAIL, BY TELEPHONE OR ON THE INTERNET IN ORDER TO ENSURE THAT YOUR VOTES ON THE BUSINESS MATTERS OF THE MEETING WILL BE RECORDED.

     The proxy statement includes five proposals that we believe will significantly strengthen the corporate governance of Duke Realty Corporation. Coupled with other corporate governance changes made during the past year, the Board of Directors believes the adoption of these proposals will help make Duke Realty Corporation's corporate governance standards among the best in the country. Because these proposals require amendments to the articles of incorporation, the approval of at least 80% of our outstanding shares of common stock is required. A NON-VOTE IS EFFECTIVELY A VOTE AGAINST THESE PROPOSALS. THEREFORE, I URGE YOU TO MAKE EVERY EFFORT TO VOTE YOUR PROXY.

     We look forward to seeing you on April 30th.

                                          Sincerely,

                                          /s/ THOMAS L. HEFNER
                                          Thomas L. Hefner
                                          Chairman and Chief Executive Officer

                               TABLE OF CONTENTS


Notice of the Annual Meeting of Shareholders................     1
General Information.........................................     2
Proposals to be Voted On....................................     5
  - Proposal 1. Election of Directors.......................     5
  - Proposal 2. Proposal to Increase the Unaffiliated
    Director Requirement....................................     5
  - Proposal 3. Proposal to De-stagger the Board of
    Directors...............................................     6
  - Proposal 4. Proposal to Decrease Shareholder Vote
    Threshold with Respect to Business Combinations with
    Substantial Shareholders................................     7
  - Proposal 5. Proposal to Decrease Shareholder Vote
    Threshold with Respect to Amending the Articles of
    Incorporation...........................................     8
  - Proposal 6. Proposal to Permit Shareholder Action by
    Unanimous Written Consent...............................     8
  - Proposal 7. Ratification of Independent Auditors........     9
Board of Directors..........................................    10
  - Directors' Biographies..................................    10
  - Board Committees........................................    12
  - Board Committee Membership and Meetings.................    13
  - Compensation of Directors...............................    13
  - Audit Committee Report..................................    14
  - Fees Paid to Independent Accountants....................    15
Compensation of Executive Officers..........................    16
  - Report of the Executive Compensation Committee..........    16
  - Compensation Committee Interlocks and Insider
    Participation...........................................    18
  - Stock Purchase Plans....................................    18
  - Employment and Severance Agreements.....................    19
  - Performance Graph.......................................    20
  - Summary Compensation Table..............................    21
  - Stock Option Grants in 2002.............................    22
  - Aggregated Option Exercises and Year-End Option
    Values..................................................    22
  - Long-Term Incentive Plan Awards.........................    23
  - Equity Compensation Plan Information....................    24
Ownership of Company Shares.................................    25
Related Party Transactions..................................    26
Section 16(a) Beneficial Ownership Reporting Compliance.....    27
Shareholder Proposals for 2004 Annual Meeting...............    27
Annual Report...............................................    27
Other Matters...............................................    28
Appendix I -- Audit Committee Charter.......................    29

                               [DUKE-REALTY LOGO]

                              600 EAST 96TH STREET
                                   SUITE 100
                          INDIANAPOLIS, INDIANA 46240
                                 (317) 808-6000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 30, 2003

     Notice is hereby given that the Annual Meeting of Shareholders of Duke Realty Corporation (the "Company") will be held at the Indianapolis Marriott North Hotel, 3645 River Crossing Parkway, Indianapolis, Indiana 46240 on Wednesday, April 30, 2003, at 3:00 p.m. local time. At this meeting, the shareholders will be asked to act on the following matters:

          1. To elect five (5) Directors of the Company;

          2. To vote on a proposal to increase the unaffiliated Director requirement;

          3. To vote on a proposal to de-stagger the Board of Directors;

          4. To vote on a proposal to decrease the shareholder vote threshold with respect to business combinations with substantial shareholders;

          5. To vote on a proposal to decrease the shareholder vote threshold with respect to amending the articles of incorporation;

          6. To vote on a proposal to permit shareholder action by unanimous written consent;

          7. To ratify the appointment by the Board of Directors of KPMG LLP as the Company's independent auditors for the calendar year 2003; and

          8. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

     Only shareholders of record at the close of business on Tuesday, February 25, 2003 are entitled to notice of and to vote at the Annual Meeting. At least a majority of the outstanding shares of common stock of the Company present in person or by proxy is required for a quorum. Your vote is important regardless of the number of shares you own.

     The Company's Annual Report for the year ended December 31, 2002 is also enclosed.

                                            By order of the Board of Directors,

                                            /s/ John R. Gaskin
                                            John R. Gaskin
                                            Secretary

Indianapolis, Indiana
March 14, 2003

                               [DUKE-REALTY LOGO]

                              600 EAST 96TH STREET
                                   SUITE 100
                          INDIANAPOLIS, INDIANA 46240
                                 (317) 808-6000

                            PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS

                              GENERAL INFORMATION

WHY DID I RECEIVE THIS PROXY?

     The Board of Directors of Duke Realty Corporation (the "Company") is soliciting proxies to be voted at the annual meeting of shareholders ("Annual Meeting"). The Annual Meeting will be held Wednesday, April 30, 2003, at 3:00 p.m. EST at the Indianapolis Marriott North Hotel, 3645 River Crossing Parkway, Indianapolis, Indiana 46240. This proxy statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in order to vote.

WHO IS ENTITLED TO VOTE?

     All shareholders of record as of the close of business on Tuesday, February 25, 2003 (the "Record Date") are entitled to vote at the Annual Meeting.

WHAT IS THE QUORUM FOR THE MEETING?


     A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding. No business may be conducted at the meeting if a quorum is not present. As of the Record Date, 135,171,668 shares of common stock were issued and outstanding.


HOW MANY VOTES DO I HAVE?

     Each share of common stock outstanding on the Record Date is entitled to one vote on each item submitted to you for consideration.

HOW DO I VOTE?

     - By Mail:      Vote, sign, date your card and mail it in the postage-paid envelope

     - In Person:     At the Annual Meeting

     - By Telephone: Call toll-free 1-800-776-9437 and follow the instructions.
                     You will be prompted for certain information that can be found on your proxy card.

     - Via Internet:  Log on to www.investpower.com and follow the on-screen instructions. You will be prompted for certain information that can be found on your proxy card.

HOW DO I VOTE MY SHARES THAT ARE HELD BY MY BROKER?

     If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers offer voting by mail, telephone and on the Internet.

WHAT AM I VOTING ON?

     You will be voting on the following proposals:

          1. To elect five Directors of the Company;

          2. To increase the unaffiliated Director requirement;

          3. To de-stagger the Board of Directors;

          4. To decrease the shareholder vote threshold with respect to business combinations with substantial shareholders;

          5. To decrease the shareholder vote threshold with respect to amending the articles of incorporation;

          6. To permit shareholder action by unanimous written consent; and

          7. To ratify the appointment by the Board of Directors of KPMG LLP as the Company's independent auditors for the calendar year 2003.

WILL THERE BE ANY OTHER ITEMS OF BUSINESS ON THE AGENDA?

     We do not expect any other items of business because the deadline for shareholder proposals and nominations has passed. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Thomas L. Hefner, Darell E. Zink, Jr. and John R. Gaskin with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

HOW MANY VOTES ARE REQUIRED TO ACT ON THE PROPOSALS?

     The election of each Director requires the affirmative vote of at least a majority of the common shares present in person or represented by proxy and entitled to vote for the election of Directors. The holder of each outstanding share of common stock is entitled to vote for as many persons as there are Directors to be elected. An abstention, broker non-vote, or direction to withhold authority will result in a nominee receiving fewer votes, but will not be treated as a vote against the nominee.

     The affirmative vote of the holders of at least 80% of the outstanding common shares of the Company (the "Common Shares") will be required to approve the five corporate governance proposals (Proposals No. 2 through 6) that require amendments to the articles of incorporation. BECAUSE ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE PROPOSALS, IT IS IMPORTANT THAT YOU VOTE YOUR PROXY PROMPTLY.

     The affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

WHAT HAPPENS IF I RETURN MY PROXY CARD WITHOUT VOTING ON ALL PROPOSALS?

     When the proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If the signed card is returned with no direction on a proposal, THE PROXY WILL BE VOTED IN FAVOR OF (FOR) THE PROPOSALS SET FORTH in the notice attached to this proxy statement.

WILL ANYONE CONTACT ME REGARDING THIS VOTE?

     Due to the 80% vote requirement for the corporate governance proposals, the Company has engaged the Altman Group to assist in contacting shareholders for the purpose of soliciting proxies. No arrangements or contracts have been made with any other solicitors as of the date of this proxy statement, although the

Company reserves the right to engage additional solicitors if it deems them necessary. Such solicitations may be made by mail, telephone, telegraph, facsimile, email, cable or personal interviews.

WHO HAS PAID FOR THIS PROXY SOLICITATION?

     The Company has paid the entire expense of this proxy statement and any additional materials furnished to shareholders. The fees charged by the Altman Group are not expected to exceed $7,500.

MAY SHAREHOLDERS ASK QUESTIONS AT THE ANNUAL MEETING?

     Yes. There will be time allotted at the end of the meeting when Company representatives will answer questions from the floor.

HOW DO I SUBMIT A PROPOSAL FOR THE 2004 ANNUAL MEETING?

     If a shareholder wishes to have a proposal considered for inclusion in the proxy statement prior to the 2004 Annual Meeting, he or she must submit the proposal in writing to the Company (attention John R. Gaskin, Secretary) so that it is received by November 14, 2003. Shareholders are also advised to review the Company's by-laws, which contain additional advance notice requirements, including requirements with respect to advance notice of shareholder proposals and Director nominations.

     The Board of Directors of the Company will review any shareholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2004 Annual Meeting. In addition, the persons named in the proxies retain the discretion to vote proxies on matters of which the Company is not properly notified at its principal executive offices on or before 60 days prior to the Annual Meeting, and also retain such authority under certain other circumstances.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

     It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return vote all proxy cards to ensure that all your shares are voted.

WHEN WAS THIS PROXY STATEMENT MAILED?

     This proxy statement, the enclosed proxy card and the Annual Report were mailed to shareholders beginning on or about March 14, 2003.

HOW DO I RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY?

     If you are a shareholder of record, you may, if you wish, receive future proxy statements and annual reports online. To do so, please log on to www.Investpower.com and click on "Enroll to receive mailings via e-mail". You will need to refer to the company number and the account number on the proxy card. If you later wish to receive the statements and reports by regular mail, this e-mail enrollment may be cancelled.

                            PROPOSALS TO BE VOTED ON

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     The Company's Articles of Incorporation (the "Articles") provide that the Board of Directors shall be divided into three classes with each class to be nearly equal in number as possible. The Articles also provide that the three classes of Directors are to have staggered terms, so that the terms of only approximately one-third of the Board will expire at each Annual Meeting of Shareholders and each Director serves a three-year term.

     As discussed in Proposal No. 3 below, this Proxy Statement contains a proposal to amend the Articles to de-stagger the Board of Directors and require the annual election of all Board members beginning in 2004.

     Five Directors are to be elected at the Annual Meeting. Gary A. Burk, William O. McCoy, James E. Rogers, Jack R. Shaw and Robert J. Woodward, Jr. have been nominated. Mr. Shaw is the only nominee that is not a current member of the Board of Directors. If Proposal No. 3 below is not adopted, these individuals would serve a three-year term. If Proposal No. 3 is adopted, they would serve a one-year term.

     If, at the time of the Annual Meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

     The election of each Director requires the affirmative vote of at least a majority of the common shares present in person or represented by proxy and entitled to vote for the election of Directors. The holder of each outstanding share of common stock is entitled to vote for as many persons as there are Directors to be elected. An abstention, broker non-vote, or direction to withhold authority will result in a nominee receiving fewer votes, but will not be treated as a vote against the nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE ELECTION OF THE NOMINEES.

     PROPOSAL NO. 2 -- AMENDMENT TO THE ARTICLES TO INCREASE THE NUMBER OF
                             UNAFFILIATED DIRECTORS

     The Company has always believed that maintaining a Board consisting of a substantial number of unaffiliated Directors increases the quality of Board oversight and lessens the possibility of conflicts of interest. As a result, since the Company's inception, the Articles have required that at least a majority of the Board of Directors consist of persons who are not officers or employees of the Company. Proposal No. 2 is an amendment to the Articles to increase this minimum unaffiliated Director requirement from a majority to 75% beginning at the annual meeting of Shareholders in 2005.

     The specific text of the proposal is to replace the third paragraph of
Section 7.01 of the Articles in its entirety with the following:

     "A Director shall be an individual at least twenty-one (21) years of age who is not under legal disability. Prior to the annual meeting of Shareholders in 2005, a majority of the Directors shall at all times be Persons who are Unaffiliated Directors. Commencing with the annual meeting of Shareholders in 2005, at least three-fourths of the Directors shall at all times be Persons who are Unaffiliated Directors. Notwithstanding the preceding two sentences, upon a failure to comply with this requirement because of the resignation, removal or death of a Director who is an Unaffiliated Director, such requirement shall not be applicable for a period of one hundred and eighty (180) days. Nominees to serve as Unaffiliated Directors shall be nominated by the then current Unaffiliated Directors, if any, otherwise by the remaining Directors. Unless otherwise required by law, no Director shall be required to give bond, surety or security in any jurisdiction for the performance of any duties or obligations hereunder. The Directors in their capacity as Directors shall not be required to devote their entire time to the business and affairs of the Corporation."

     If the proposed amendment is approved, beginning with the annual meeting of Shareholders in 2005, no more than one-fourth of the Directors could be officers or employees of the Company.

     The affirmative vote of the holders of at least 80% of the outstanding Common Shares will be required to approve Proposal No. 2. For purposes of the vote on Proposal No. 2, abstentions and broker non-votes will have the same effect as votes against the proposal, although they will count toward the presence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2.

           PROPOSAL NO. 3 -- AMENDMENT TO THE ARTICLES TO DE-STAGGER
                             THE BOARD OF DIRECTORS

     The Articles currently provide that the Board of Directors shall be divided into three classes with each class to be nearly as equal as possible. The Articles also provide that the three classes of Directors are to have staggered terms, so that the terms of only approximately one-third of the Board will expire at each Annual Meeting of Shareholders and each Director serves a three-year term. Proposal No. 3 is an amendment to the Articles to de-stagger the Board and provide for the annual election of all Directors commencing with the 2004 Annual Meeting.

     The specific text of the proposal is to replace the second paragraph of
Section 7.01 of the Articles in its entirety with the following:

     "At each annual meeting beginning at the annual meeting of Shareholders in 2004, all Directors shall be elected to hold office for a term of one year. Directors may be re-elected any number of times. Election of each Director at an annual meeting shall be by the affirmative vote of at least a majority of the Shareholders entitled to vote thereon present in person or by proxy at such meeting. Each Director shall hold office until the election and qualification of his successor. Directors may, but need not, own Shares or other securities of the Corporation."

     The Company believes that staggered boards are often viewed as having the effect of insulating directors from being accountable to the corporation's shareholders. A staggered board of directors limits the ability of shareholders to elect all directors on an annual basis, and may discourage proxy contests in which shareholders have an opportunity to vote for a competing slate of nominees. De-staggering the Board could therefore make it more likely that a potential acquiror may offer the Company's shareholders a control premium for their shares. However, if the proposal is approved, the entire Board could be removed in any single year, which could make it more difficult to discourage persons from engaging in proxy contests or otherwise seeking control of the Company on terms that the current Board of Directors does not believe are in the best interest of the Company's shareholders.

     Assuming the proposed amendment is approved, the Directors elected at this Annual Meeting will be required to stand for re-election at the 2004 Annual Meeting. Because they were elected at the 2001 Annual Meeting to serve a three-year term expiring at the 2004 Annual Meeting, Geoffrey Button, William Cavanaugh III, Ngaire E. Cuneo, Charles R. Eitel and Darell E. Zink, Jr., will be required to stand for re-election at the 2004 Annual Meeting regardless of whether the proposed amendment is approved. Barrington H. Branch, Thomas L. Hefner, L. Ben Lytle and John W. Nelley, Jr., who were elected at the 2002 Annual Meeting to serve a three-year term expiring at the 2005 Annual Meeting, have nonetheless agreed to stand for re-election at the 2004 Annual Meeting if the proposed amendment is approved.

     The affirmative vote of the holders of at least 80% of the outstanding Common Shares will be required to approve Proposal No. 3. For purposes of the vote on Proposal No. 3, abstentions and broker non-votes will have the same effect as votes against the proposal, although they will count toward the presence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 3.

    PROPOSAL NO. 4 -- AMENDMENT TO THE ARTICLES DECREASING SHAREHOLDER VOTE
       THRESHOLD FOR BUSINESS COMBINATIONS WITH SUBSTANTIAL SHAREHOLDERS

     The Articles currently require the affirmative vote of at least 80% of the outstanding Common Shares to approve certain specified business combinations with a person who beneficially owns more than 10% of the Company's outstanding Common Shares, which we refer to as a "Substantial Shareholder," notwithstanding the fact that no shareholder vote may be required, or that a lesser percentage may be specified, by Indiana law or the rules of the New York Stock Exchange. Proposal No. 4 is an amendment to the Articles that would reduce this voting threshold to a simple majority of the outstanding Common Shares.

     The specific text of the proposal is to replace the first two sentences of
Section 9.01 of the Articles in their entirety with the following:

     "Except as provided in Section 9.02 hereof, the affirmative vote of the holders of a majority of the issued and outstanding Shares entitled to vote shall be required to approve any Business Combination involving a Substantial Shareholder. Such affirmative vote shall be required for any Business Combination notwithstanding the fact that no vote may be required by law or in any agreement with any national securities exchange or otherwise."

     The Articles require the affirmative vote of at least 80% of the outstanding Common Shares for any merger, share exchange or sale of all or substantially all of the Company's assets involving a Substantial Shareholder. Furthermore, certain other transactions with a Substantial Shareholder, including the sale of assets or the issuance of securities having an aggregate fair market value of $1,000,000, also require the affirmative vote of at least 80% of the outstanding Common Shares, even though a similar transaction with a person who is not a Substantial Shareholder would not require any shareholder vote under Indiana law or the rules of the New York Stock Exchange. Notwithstanding the above, these provisions do not apply in certain circumstances, such as if three-fourths of the continuing Directors approve the transaction or if the Company's shareholders receive per share consideration exceeding certain specified thresholds.

     No provision of Indiana law requires more than the affirmative vote of a majority of a corporation's voting stock to approve any matters that require shareholder approval, including mergers, share exchanges or sales of all or substantially all of the Company's assets, unless the corporation's articles of incorporation provide otherwise. As part of its corporate governance initiatives, the Company does not believe that its Articles should contain any super-majority voting requirements, which make it more difficult for shareholders to take action.

     If the Company's shareholders approve the proposed amendment, the Company could engage in these specified business combinations with Substantial Shareholders upon the affirmative vote of the holders of a majority, rather than 80%, of the outstanding Common Shares. This means that the holders of fewer Common Shares would be necessary to approve such a transaction, which could be a substantial minority if a Substantial Shareholder owned a significant block of shares. The Articles would nonetheless continue to require shareholder approval of certain transactions with a Substantial Shareholder, including the sale of assets or the issuance of securities having an aggregate fair market value of $1,000,000, that do not otherwise require any shareholder vote under Indiana law or the rules of the New York Stock Exchange.

     The affirmative vote of the holders of at least 80% of the outstanding Common Shares will be required to approve Proposal No. 4. For purposes of the vote on Proposal No. 4, abstentions and broker non-votes will have the same effect as votes against the proposal, although they will count toward the presence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 4.

        PROPOSAL NO. 5 -- AMENDMENT TO THE COMPANY'S ARTICLES DECREASING
            THE SHAREHOLDER VOTE THRESHOLD FOR AMENDING THE ARTICLES

     The Articles currently require the affirmative vote of at least 80% of the outstanding Common Shares to approve an amendment to provisions of the Articles dealing with the following matters:

     - Number, classes, term of office and qualification of Directors;

     - Resignation, removal and death of Directors;

     - Vacancies on the Board of Directors;

     - Shareholder meetings;

     - Business combinations with Substantial Shareholders;

     - Refusal to transfer shares, acquisition restriction and other restrictions on rights of shares; and

     - Power to amend the bylaws.

     Proposal No. 5 is an amendment to the Articles that would reduce this voting threshold to a simple majority of the outstanding Common Shares.

     The specific text of the proposal is to replace Article XII of the Articles in its entirety with the following:

     "The Corporation reserves the right to amend, alter or repeal any provision contained in these Articles of Incorporation in any manner permitted by Indiana law upon the affirmative vote of the holders of a majority of the issued and outstanding Shares entitled to vote."

     As discussed above, as part of the Company's corporate governance initiatives, the Company does not believe that its Articles should contain any super-majority voting requirements, which make it more difficult for shareholders to take action.

     If the Company's shareholders approve the proposed amendment, any provision of the Articles could be amended or repealed by the affirmative vote of a majority of the outstanding Common Shares. This means that the Articles could be amended even if the holders of nearly half of the Company's outstanding Common Shares disapprove of the amendment.

     The affirmative vote of the holders of at least 80% of the outstanding Common Shares will be required to approve Proposal No. 5. For purposes of the vote on Proposal No. 5, abstentions and broker non-votes will have the same effect as votes against the proposal, although they will count toward the presence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 5.

             PROPOSAL NO. 6 -- AMENDMENT TO THE ARTICLES PERMITTING
                SHAREHOLDER ACTION BY UNANIMOUS WRITTEN CONSENT

     Under Indiana law, any action required or permitted to be taken at a shareholder meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the matter. However, the Articles currently prohibit shareholders from taking action by written consent in lieu of a meeting. Proposal No. 5 is an amendment to the Articles that would permit shareholder action by unanimous written consent.

     The specific text of the proposal is to replace Section 8.03 of the Articles in its entirety with the following:

     "Any action required or permitted to be taken by the Shareholders at an annual or special meeting of the Shareholders may be taken without a meeting if the action is taken by all the Shareholders entitled to vote on the action."

     The Company's Board of Directors believes that its shareholders should not be prohibited from exercising any right otherwise afforded to shareholders under Indiana law to effect corporate change. The inability of shareholders to take action by written consent could be viewed as restricting the options available to the Company's shareholders to effect any such change.

     If the Company's shareholders approve the proposed amendment, any action required or permitted to be taken at a shareholder meeting could be taken without a meeting upon the unanimous written consent of the shareholders.

     The affirmative vote of the holders of at least 80% of the outstanding Common Shares will be required to approve Proposal No. 5. For purposes of the vote on Proposal No. 6, abstentions and broker non-votes will have the same effect as votes against the proposal, although they will count toward the presence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 6.

     PROPOSAL NO. 7 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has selected KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2003 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting.

     Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative notes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 7.

                               BOARD OF DIRECTORS

                             DIRECTORS' BIOGRAPHIES

NOMINEES FOR ELECTION AS DIRECTORS AT THE 2003 ANNUAL MEETING

     If Proposal No. 3 is approved at this Annual Meeting, each of the following persons who have been nominated would serve as a Director until 2004. If Proposal No. 3 is rejected at this Annual Meeting, each of the following persons would serve as a Director for a three-year term until 2006. With the exception of Mr. Shaw, each is currently a Director of the Company whose term expires this year.

GARY A. BURK, Age 51
Mr. Burk has served as Vice Chairman and Executive Vice President, Construction, of the Company since January 2003. From March 2002 until January 2003, Mr. Burk served as Co-Chief Operating Officer of the Company. Prior to that time and since 1993, Mr. Burk served as the Company's Executive Vice President, Construction.

WILLIAM O. MCCOY, Age 69

Mr. McCoy has been a partner of Franklin Street Partners, an investment management firm in Chapel Hill, North Carolina since 1997. From April 1999 to August 2000, Mr. McCoy served as Interim Chancellor of the University of North Carolina at Chapel Hill. Mr. McCoy was Vice President-Finance for the University of North Carolina from February 1995 to November 1998. He retired as Vice Chairman of Bell South Corporation in January 1995. He has served as a Director of the Company since 1999 and served as a director of Weeks Corporation prior to its merger with the Company. Mr. McCoy also serves on the board of directors of Progress Energy, Inc., Fidelity Investments, Liberty Corporation and Acterna Corporation.


JAMES E. ROGERS, Age 55
Mr. Rogers has served as Chairman, President and Chief Executive Officer of Cinergy Corp., a regional utility holding company since December 2000. He held the position of Vice Chairman, President and Chief Operating Officer of Cinergy Corp. from 1994 to December 2000. Mr. Rogers has served as a Director of the Company since 1994 and also serves on the board of directors of Cinergy Corp. and Fifth Third Bancorp.

JACK R. SHAW, Age 60
Since August 2002, Mr. Shaw has been the Vice President and Treasurer of the Regenstrief Foundation. From 1986 to June 2002, Mr. Shaw was managing partner of the Indianapolis office of Ernst & Young. Mr. Shaw serves or has served on the board of directors of many community organizations including the Arts Council of Indianapolis, the Indianapolis Chamber of Commerce, the Indianapolis Convention and Visitors Association, the Children's Museum of Indianapolis, United Way of Central Indiana, and the Central Indiana Corporate Partnership. In addition, Mr. Shaw serves on the Dean's Advisory Council of the Indiana University Kelley School of Business. The Company anticipates that Mr. Shaw will serve on the Company's Audit Committee and believes that he qualifies as a "financial expert" as that term is used in Section 407 of the Sarbanes-Oxley Act of 2002.

ROBERT J. WOODWARD, JR., Age 61
Mr. Woodward has served as a director of the Company since 2002. From 1995 to 2002 he was Executive Vice President -- Chief Investment Officer of Nationwide, which is one of the largest insurance and financial service organizations in the world. Nationwide's operations include the country's seventh-largest property/casualty insurance group and the sixth largest (by assets) life insurance company. Mr. Woodward currently serves as Chairman of the Board of The Palmer-Donavin Manufacturing Company, a regional building materials distribution company based in Columbus, Ohio. He has held this position since 1997. Mr. Woodward also serves on the Pension Management and Investment Council of Battelle Memorial Institute.

CONTINUING DIRECTORS

     The continuing Directors listed below are not standing for election in 2003.

DIRECTORS WHOSE TERMS EXPIRE IN 2004

GEOFFREY BUTTON, Age 54
Mr. Button has been engaged as an independent real estate and financing consultant since 1995. Prior to December 1995, he was the Executive Director of Wyndham Investments, Ltd., a property holding company of Allied Domecq Pension Funds. Mr. Button has served as a Director of the Company since 1993.

WILLIAM CAVANAUGH III, Age 64
Mr. Cavanaugh has been the Chairman, President and Chief Executive Officer of Progress Energy, Inc. and its predecessor companies since August 1999. He previously served as President and Chief Executive Officer of Carolina Power & Light Company (CP&L), one of the predecessors to Progress Energy, Inc., from October 1996 to August 1999 and as President and Chief Operating Officer of CP&L from September 1992 to October 1996. He has served as a Director of the Company since 1999 and served as a director of Weeks Corporation prior to its merger with the Company. Mr. Cavanaugh is the chair of the Company's Corporate Governance Committee and also serves as the Company's Lead Director.

NGAIRE E. CUNEO, Age 52
Ms Cuneo currently is a partner of Red Associates, LLC a venture capital firm in the financial services sector. Ms. Cuneo served as a consultant to Conseco, Inc. from March 2001 through December 2001. From 1992 through March 2001, she was an Executive Vice President of Conseco, Inc., an owner, operator and provider of services to companies in the financial services industry. Conseco, Inc. filed a petition for bankruptcy in December 2002. Ms. Cuneo has served as a Director of the Company since 1995.

CHARLES R. EITEL, Age 53
Mr. Eitel has served as Chairman and Chief Executive Officer of The Simmons Company, an Atlanta based manufacturer of mattresses, since 2000. From February 1997 through January 2000, Mr. Eitel was the President and Chief Operating Officer of Interface, Inc. He currently serves on the board of directors of The Simmons Company and American Fidelity Assurance. He has served as a Director of the Company since 1999 and served as a director of Weeks Corporation prior to its merger with the Company.

DARELL E. ZINK, JR., Age 56
Mr. Zink has served as the Company's Vice Chairman, Executive Vice President and Chief Financial Officer since January 2003. Prior to that time he served as the Company's Executive Vice President and Chief Financial Officer since 1993. He has been with the Company since 1982 and has served as a Director since 1993. Mr. Zink also serves as a member of the board of directors of Citizens Gas & Coke Utility, Fifth Third Bank of Indiana, the CICOA Foundation, the Indianapolis Chamber of Commerce, VEI/IMM (a subsidiary of Community Hospitals), Vanderbilt University Alumni Board and Educational Choice. He also serves as chairman of the Inroads Advisory Board.

DIRECTORS WHOSE TERMS EXPIRE IN 2005(1)

BARRINGTON H. BRANCH, Age 62
Mr. Branch has served as President of The Branch-Shelton Company, LLC, a private investment banking firm, since 1998. From October 1991 to February 1997, Mr. Branch was President and Chief Executive Officer of DIHC Management Corporation, a wholly owned U.S. real estate investment subsidiary of Pensioenfonds PGGM. He has served as a Director of the Company since 1999 and served as a director of Weeks Corporation prior to its merger with the Company.

---------------

(1) Assuming Proposal No. 3 is approved at this Annual Meeting, each of these directors has agreed to stand for re-election at the 2004 Annual Meeting.

THOMAS L. HEFNER, Age 56
Mr. Hefner has served as Chairman of the Board and Chief Executive Officer of the Company since 1993. Mr. Hefner has served as a Director of the Company since 1993 and also serves as a member of the board of directors for the National Association of Real Estate Investment Trusts, the Central Indiana Corporate Partnership and the Nature Conservancy of Indiana. In addition, he serves on the Dean's Advisory Council of Purdue University's Krannert School of Business.

L. BEN LYTLE, Age 56
Mr. Lytle has served as Chairman of Anthem, Inc., a national insurance and financial services firm since October 1999. Prior to October 1999 and since 1997, Mr. Lytle was the Chairman, President and Chief Executive Officer of Anthem, Inc. From 1989 through 1997, he was the President and Chief Executive Officer of Anthem, Inc. Mr. Lytle has served as a Director of the Company since 1996 and is a director of Anthem, Inc. and Monaco Coach, Inc. He is an Executive-in-Residence at the University of Arizona School of Business, Adjunct Fellow at the American Enterprise Institute and Senior Fellow at the Hudson Institute.

JOHN W. NELLEY, JR., Age 54
Mr. Nelley has served as a Managing Director of the Company with responsibilities for the Company's office and industrial activities in Nashville, Tennessee since 1999 and served in that same capacity for Weeks Corporation from 1996 to 1999. He has served as a Director of the Company since 1999 and served as a director of Weeks Corporation prior to its merger with the Company.

INDEPENDENT DIRECTORS

     With the exception of Mr. Burk, Mr. Hefner, Mr. Nelley and Mr. Zink, none of the Directors listed above is an officer or an employee of the Company and each qualifies as an "independent" director under the rules of the New York Stock Exchange.

DIRECTOR RETIREMENT POLICY

     The Board of Directors has established a policy requiring a Director to resign from the Board no later than the date of the Annual Meeting following such Director's 72nd birthday.

                                BOARD COMMITTEES

     The Board of Directors has four standing committees, with each committee described below. The members of each committee are also listed below. The members of each of the committees are comprised solely of independent Directors.

AUDIT COMMITTEE

     The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to the shareholders relating to corporate accounting, reporting practices, the quality and integrity of the financial reports and other operating controls of the Company. The committee also recommends the selection of the independent auditors to the Board of Directors and oversees the auditors' activities. In addition, the committee supervises and assesses the performance of the Company's internal auditing department.

CORPORATE GOVERNANCE COMMITTEE

     The purpose of the Corporate Governance Committee is to make recommendations to the Board of Directors regarding corporate governance policies and practices, to recommend criteria for membership on the Board of Directors, to nominate members to the Board of Directors and to make recommendations to the Board of Directors concerning the members, size and responsibilities of each of the Committees. In nominating members to the Board of Directors, the Governance Committee will consider nominees recommended by shareholders. Although the committee's charter does not provide any procedures for shareholder nominees, the committee is willing to consider such nominees so long as the recommendation is submitted within the timeframe required to request a proposal to be included in the proxy materials.

EXECUTIVE COMPENSATION COMMITTEE


     The Executive Compensation Committee reviews and approves the Company's compensation strategies, programs, plans and policies. It also oversees the administration of all Company officer and employee benefit plans. In addition, the committee reviews and determines the individual elements of compensation for the executive officers of the Company.


FINANCE COMMITTEE


     The Finance Committee reviews the current and long-term capital raising strategies and policies of the Company, including significant borrowings, the issuance and redemption of preferred and common stock, the establishment and payment of dividends and other significant financial transactions. The committee also reviews and authorizes property developments, property acquisitions, property dispositions and lease transactions exceeding certain threshold amounts established by the Board.


                    BOARD COMMITTEE MEMBERSHIP AND MEETINGS

                                        BOARD       AUDIT    COMPENSATION   FINANCE   GOVERNANCE
                                    -------------   ------   ------------   -------   ----------
Mr. Branch........................     Member       Member                  Member
Mr. Burk..........................     Member
Mr. Button........................     Member       Member    Member
Mr. Cavanaugh.....................  Lead Director             Member        Member     Chair
Ms. Cuneo.........................     Member       Member                  Member
Mr. Eitel.........................     Member       Member     Chair
Mr. Hefner........................      Chair
Mr. Lytle.........................     Member                 Member        Chair      Member
Mr. McCoy.........................     Member       Chair                              Member
Mr. Nelley........................     Member
Mr. Rogers........................     Member                 Member        Member     Member
Mr. Woodward......................     Member       Member                  Member
Mr. Zink..........................     Member
Number of 2002 Meetings...........        4           4          5            4          5

     The independent Directors met in non-executive session 4 times in 2002 in addition to the committee meetings noted above. In 2002, all Directors attended at least 75% of the meetings of the Board of Directors, including meetings of the committees of which they were members.

COMPENSATION OF DIRECTORS

     The Company does not pay Directors who are also employees of the Company additional pay for their services as Directors. The non-employee Directors are entitled to receive the following compensation:

     - 400 shares of Company common stock per quarter,

     - $2,500 for attendance at each meeting of the Board of Directors,

     - $500 for participation in each telephonic meeting of the Board or its committees,

     - a $3,000 annual retainer for committee chairs, and

     - a $2,000 annual retainer for the lead Director.

     The Directors are also reimbursed for expenses of attending Board and Committee meetings.

     Each non-employee Director automatically receives 2,500 stock options and dividend increase units per year pursuant to the Company's 1999 Director's Stock Option and Dividend Increase Unit Plan. These awards have the following terms:

     - The grant date is the first day of the Executive Compensation Committee Meeting for any calendar year.

     - These awards vest ratably over a 5-year period and generally expire 10 years after the date of grant.

     - The exercise price of the options is the closing price of the Company's common stock on the date of grant.

     - The value of a dividend increase unit on the date of exercise is equal to the increase in the Company's annualized dividend per common share from the date of grant to the date of exercise divided by the "Dividend Yield". The Dividend Yield is defined as the annualized dividend per common share divided by the market value of one common share on the date of grant.

     Newly appointed non-employee Directors are also entitled to a one time grant of 5,000 stock options and dividend increase units.

     The non-employee Directors may elect to defer the receipt of their annual cash and stock director fees pursuant to the Company's Directors' Deferred Compensation Plan. The deferred fees and earnings thereon are to be paid to the Directors after they cease to be members of the Board. Deferred fees that are otherwise payable in stock must be invested in a "deferred stock account". Annual cash fees may be deferred in either a deferred stock account or an "interest account."

     - Deferred Stock Account. This account allows the director, in effect, to invest his or her deferred compensation in Company stock. Funds in this account are credited as hypothetical shares of Company stock based on the market price of the stock at the time the compensation would otherwise have been paid. Dividends on these hypothetical shares are deemed to be paid and reinvested in additional hypothetical shares based upon the market price of the stock on the date the dividends are paid. Actual shares are only issued when a Director ends his or her service.

     - Interest Account. Amounts in this account earn interest at the prime rate. The rate is adjusted quarterly. The aggregate amount of interest that accrued in 2002 for the participating Directors was $877.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of six Directors, each of whom is independent as defined by the listing standards of the New York Stock Exchange.

     The Audit Committee operates under a written charter approved by the Board of Directors, which is attached hereto as Appendix I. The Committee intends to amend its charter to comply with new rules of the New York Stock Exchange once those rules are approved by the Securities and Exchange Commission and become effective.

     Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the Company's 2002 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee received written disclosures from the independent accountants required by Independence Standards Board

Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

     Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission.

                                AUDIT COMMITTEE
                            William O. McCoy, Chair
                              Barrington H. Branch
                              Geoffrey Button, III
                                Ngaire E. Cuneo
                                Charles R. Eitel
                            Robert J. Woodward, Jr.

                      FEES PAID TO INDEPENDENT ACCOUNTANTS

     The Company incurred the following fees for services rendered by KPMG LLP, the Company's independent accountants, during 2002:

     Audit Fees. The aggregate fees billed by KPMG LLP for professional services rendered in connection with the audit of the Company's annual financial statements for the year ended December 31, 2002, and for the review of the financial statements included in the Company's quarterly reports filed with the Securities and Exchange Commission ("SEC") were $441,500.

     Financial Information Systems Design and Implementation Services. There were no KPMG fees or services related to financial information systems for the year ended December 31, 2002.

     All Other Services. In addition to the fees described above, KPMG billed the Company a total of $148,120 for services rendered in 2002. The components of these fees were: $131,875 for audit related services, principally consisting of audits of the Company's employee benefit plans, the Company's allocable share of fees paid for audits of certain partnership subsidiaries of the Company and providing consents and comfort letters for certain SEC filings; $5,500 for accounting related consultation; and $10,745 for tax advice.

     The Audit Committee has determined that the rendering of the non-audit services by KPMG LLP is compatible with maintaining the auditor's independence. In 2002, the Audit Committee adopted a policy which requires the pre-approval of all fees paid to KPMG for non-audit related services. Under that policy, the committee pre-approved the following services:

     - Audits of the Company's employee benefit plans in an amount not to exceed $20,000 per year;

     - Tax consulting services in an amount not to exceed $20,000 per year; and


     - Accounting consulting services in an amount not to exceed $10,000 per year.


     Any services in excess of the pre-approved amounts, or any services not described above, require the pre-approval of the Audit Committee chair, with a review by the Audit Committee at its next scheduled meeting.

                       COMPENSATION OF EXECUTIVE OFFICERS

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     This report contains information regarding the cash and equity compensation of the Company's chief executive officer and the Company's four other most highly compensated executive officers (the "Named Executive Officers").

EXECUTIVE COMPENSATION PHILOSOPHY
     The Executive Compensation Committee (the "Compensation Committee") of the Board of Directors makes all decisions about compensation for the Company's executive officers, including the Named Executive Officers. The primary objectives of the Compensation Committee in determining total compensation of the Company's executive officers are (i) to enable the Company to attract and retain high quality executives by providing total compensation opportunities with a combination of compensation elements which are at or above competitive opportunities, and (ii) to align shareholder interests and executive rewards by providing substantial incentive opportunities to be earned by the executives if they meet pay-for-performance standards designed to increase long-term shareholder value. In order to accomplish these objectives, the Compensation Committee established an executive compensation program which provides (i) annual base salaries at or near the market median, (ii) annual incentive opportunities which reward the executives for achieving or surpassing performance goals which represent norms of excellence for the real estate industry, and (iii) long-term incentive opportunities which are directly related to increasing shareholder value.

     The Compensation Committee reviews compensation levels for the executive officers of the Company near the beginning of each calendar year. In determining compensation for a specific executive, the Compensation Committee considers many factors including the nature of the executive's job, the executive's job performance, the compensation levels of competitive jobs, and the financial performance of the Company. For executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. The Compensation Committee also considers competitive market data compiled from independent sources.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), imposes a limitation on the deductibility of non-performance based compensation in excess of $1 million paid to certain executive officers. Although the Company's long-term incentive plans have been designed to comply with the performance-based requirements of Section 162(m), not all compensation paid by the Company to its executive officers in 2002 met such requirements. However, the Company did not pay any compensation in 2002 that was not deductible under Section 162(m), and does not anticipate paying any nondeductible compensation in 2003.

BASE SALARIES AND ANNUAL CASH INCENTIVES
     The base salaries for the Company's executive officers (including the Named Executive Officers) are established after a review by the Compensation Committee of the salaries paid to executive officers of a comparison group of other publicly traded real estate investment trusts. Other factors considered include the individual's experience, performance and level of responsibility.

     The Compensation Committee establishes an annual cash incentive target at the beginning of each year for each executive officer. The actual amount paid to an executive is based upon the Compensation Committee's assessment of (i) the Company's overall performance versus goals established by the committee, and
(ii) each executive's individual performance, with a higher emphasis on overall Company performance for the most senior executives. The overall Company performance factor is based upon a three-tier measurement system consisting of funds from operations ("FFO") growth per Common Share, return on shareholders' equity and return on real estate investments.

LONG-TERM INCENTIVE OPPORTUNITIES
     The amount of long-term incentives awarded to the Company's executive officers (including the Named Executive Officers) on an annual basis is determined at the discretion of the Compensation Committee but is based upon the participant's level of responsibility within the Company. The long-term incentive opportunities consist of stock options ("Options"), dividend increase units ("DIUs"), shareholder value plan grants and performance share plan grants.

     Stock Option and Dividend Increase Unit Plans: The objectives of the Option and DIU plans are to provide executive officers with long-term incentive opportunities aligned with the shareholder benefits of an increased Common Share value and increased annual dividends. The number of Options and DIUs issued to each executive is determined annually by the Compensation Committee, with one DIU granted for each Option that is granted. The Options and DIUs are for terms of no more than ten years. With certain limited exceptions, awards made under the Option and DIU plans vest 20% per year over a five-year period. The exercise price of the Options may not be less than the fair market value of the Company's Common Shares on the date of grant. The value of each DIU at the date of exercise is equal to the increase in the Company's annualized dividend per Common Share from the date of grant to the date of exercise divided by the "Dividend Yield". The Dividend Yield is defined as the annualized dividend per Common Share divided by the market value of one Common Share on the date of grant.

     Shareholder Value Plan: The objective of the shareholder value plan is to provide executive officers with long-term incentive opportunities directly related to providing total shareholder return in excess of the median of independent market indices. The annual shareholder value plan award for each executive is determined by the Compensation Committee. The award vests entirely three years after the date of grant and the amount paid is based upon the Company's total shareholder return for such three year period as compared to independent market indices. The independent market indices used for comparison are the S&P 500 Index and the Equity REIT Total Return Index published by the National Association of Real Estate Investment Trusts ("NAREIT"). The amount of the award payable may range from a low of zero, if both of the rankings of the Company's returns are less than the 50th percentile of both of the indices, to a high of 300% of the award if the rankings of both of the Company's returns are in the 90th percentile or higher of both of the indices, with 100% of the award being payable at the 60th percentile.

     Performance Share Plan: The performance share plan provides payments to executive officers based upon the Company's attainment of certain predefined levels of earnings growth. At the beginning of each calendar year, the Compensation Committee sets a targeted earnings growth percentage for the year. Awards vest over a period determined by the Committee based upon the actual earnings growth of the Company in comparison to the targeted growth. Awards are granted at the discretion of the Compensation Committee after considering (i) the participant's position and level of responsibilities within the Company, and
(ii) the overall compensation of the executive relative to competitive overall compensation levels for such position. Awards under this plan are not necessarily made on an annual basis. Awards under the plan are made in the form of "performance shares", with each performance share economically equivalent to a Common Share. Upon the retirement of a participant or other event causing a termination of employment, the value of vested performance shares are paid in cash.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER
     The compensation awarded to Mr. Hefner in 2002 consisted of the same elements as the other Named Executive Officers, including an annual base salary, an annual cash incentive award, and grants under the Company's long-term incentive plans.

     Base Salary: Mr. Hefner received a base salary of $360,000 for 2002. After considering his performance level and experience with the Company, and after reviewing a survey of compensation paid to CEO's of comparable equity based REITs, the Compensation Committee increased Mr. Hefner's base salary to $415,000 effective in 2003.

     Annual Cash Incentive: Mr. Hefner receives an annual cash incentive bonus determined by the Compensation Committee. At the beginning of each calendar year, the Committee establishes a target amount of the award. The amount actually paid is based upon the attainment of certain corporate performance measurements as compared to predetermined targets. These performance measurements include FFO growth per Common Share, return on shareholders' equity and return on real estate investments. For 2002, the

Company's FFO growth was -5.3% per Common Share, its return on shareholders' equity was 12.7% and its return on real estate investments was 9.8%. Based upon these results versus the pre-determined targets, the Compensation Committee determined that Mr. Hefner was entitled to an annual cash incentive award of $230,000 for 2002. However, Mr. Hefner elected not to accept the award and therefore received no annual cash incentive award for 2002.

     Long-Term Incentive Opportunity Awards: Mr. Hefner is eligible for Option and DIU grants with a value on the date of grant equal to a percentage of his annual base salary. In January 2002, Mr. Hefner received (i) the grant of an option to purchase 21,659 Common Shares at a price of $23.35 per share, (ii) the grant of 21,659 DIUs with a Dividend Yield of 7.71%, and (iii) the award of a targeted amount of $73,333 under the Shareholder Value Plan.

     Mr. Hefner received a performance share plan grant with a value of $200,000 in 2000. No awards were made under this plan in 2001 or 2002. The award granted in 2000 contains annual variable vesting provisions, with the amount vested based upon a comparison of actual FFO growth per Common Share to a target established annually by the Compensation Committee. The annual vesting percentages range from 0% to 30%. As of January 1, 2002, Mr. Hefner's award was 42% vested. The FFO growth target established by the Compensation Committee for 2002 was -2%, with a threshold for vesting under this plan of -3%. For 2002, the Company's FFO per Common Share declined by 5.3%. Since the actual FFO growth per Common Share for 2002 was less than the established threshold, no additional vesting of the original award occurred.

     In February 2002, Mr. Hefner received a payment of $70,546 pursuant to a grant under the shareholder value plan made in 1999. In February 2003, Mr. Hefner received a payment of $195,819 pursuant to a grant under the shareholder value plan made in 2000. The payout percentages of these awards as determined by formulas contained in that plan were 84.66% and 213.62% for the grants made in 1999 and 2000, respectively.

                             COMPENSATION COMMITTEE
                            Charles R. Eitel, Chair
                                Geoffrey Button
                             William Cavanaugh III
                                  L. Ben Lytle
                                James E. Rogers

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, the Compensation Committee is comprised of five non-employee Directors: Messrs. Button, Cavanaugh, Eitel, Lytle, and Rogers. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors, nor has such interlocking relationship existed in the past.

                              STOCK PURCHASE PLANS

     Under two stock purchase plans sponsored by the Company, Directors and senior managers were entitled to purchase Company Common Shares using the proceeds of loans that were guaranteed by the Company. Common Shares were purchased under these plans in 1998 and 1999. The Named Executive Officers and Directors that participated in the plans borrowed the entire purchase price of the shares from a bank and are personally obligated to repay the loans. The Company unconditionally guaranteed the payment and performance obligations of the officers and Directors to the bank. However, each participant is personally liable to the Company for any payments made under the guarantee as a result of any default by a participant on his loan.

     As of December 31, 2002, the amounts of the loans guaranteed by the Company for each Named Executive Officer and Director were as follows:

Mr. Branch..................  $1,000,000      Mr. McCoy...................  $  200,000
Mr. Button..................   2,000,000      Mr. Nelley..................   1,500,000
Mr. Chapman.................     500,000      Mr. Oklak...................   1,250,000
Ms. Cuneo...................   1,500,000      Mr. Rogers..................   1,500,000
Mr. Hefner..................   1,250,000      Mr. Zink....................   1,000,000
Mr. Lytle...................     200,000

     The obligations of the Directors and the Named Executive Officers to repay the Company for any amounts paid under the guarantees are secured by Common Shares that were purchased with the loan proceeds. As of February 18, 2003, 619,443 Common Shares with a value of $15.7 million served as collateral for the $11.9 million of loans guaranteed by the Company for the benefit of the Directors and the Named Executive Officers.

                      EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Duke Realty Severance Pay Plan (the "Severance Plan") provides for the payment of severance amounts to certain key Company officers if, within one year following a change in control of the Company, the officer's employment with the Company is terminated by the Company other than "for cause" or if an officer voluntarily terminates his or her employment because of a reduction in the officer's pay or his forced relocation. A "Level One" participant will receive two times the sum of the compensation awarded to such terminated participant for the calendar year preceding the date of termination and a "Level Two" participant will receive an amount equal to his prior year compensation. All of the Named Executive Officers participate in the Severance Plan, and the Compensation Committee has designated each of these participants as eligible for Level One benefits.

     In 1999, Weeks Corporation ("Weeks") was merged with and into the Company (the "Merger"). Prior to the Merger, Weeks entered into change of control agreements with certain of its officers. The Company assumed the obligations of Weeks under these agreements on the effective date of the Merger. Under one of these agreements, John W. Nelley, Jr., a Director and officer of the Company, is entitled to receive severance payments based upon a multiple of his current compensation, plus immediate vesting of his stock options, if a) his employment is terminated without cause within two years following a change of control of the Company, or b) his employment is terminated for any reason within one year following a change of control.

                               PERFORMANCE GRAPH

     The following graph compares, over the five years ending December 31, 2002, the cumulative total shareholder return on the Company's Common Shares with the cumulative total return of the S&P 500 Index and the cumulative total return of the NAREIT Equity REIT Total Return Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                      COMPANY COMMON SHARES, S&P 500 INDEX
                  AND NAREIT EQUITY REIT TOTAL RETURN INDEX *

                              (PERFORMANCE GRAPH)

                                                          FISCAL YEARS ENDED DECEMBER 31
                                   -----------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                       1997         1998         1999         2000         2001         2002
----------------------------------------------------------------------------------------------------------------
 THE COMPANY                          100.00       101.53        91.16       124.16       131.92       148.06
 NAREIT INDEX                         100.00        82.50        78.69        99.44       113.29       117.62
 S&P 500 INDEX                        100.00       128.58       155.63       141.46       124.65        97.10

* Assumes that the value of the investment in the Company's Common Shares and each index was $100 on December 31,1997 and that all dividends were reinvested.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation awarded, earned by, or paid to the Named Executive Officers of the Company during the last three fiscal years.

                                                                                    LONG-TERM                   LONG-TERM
                                                                                   COMPENSATION                COMPENSATION
                                                                                      AWARDS                     PAYOUTS
                                                                      --------------------------------------   ------------
                                          ANNUAL COMPENSATION             (3)           (5)                        (3)
                                     ------------------------------   SHAREHOLDER   PERFORMANCE   SECURITIES   SHAREHOLDER
NAME AND                                                      (2)     VALUE PLAN    SHARE PLAN    UNDERLYING    VALUE PLAN
PRINCIPAL POSITION            YEAR    SALARY      BONUS      OTHER      AWARDS        AWARDS      OPTIONS(#)     PAYMENTS
------------------            ----   --------    --------   -------   -----------   -----------   ----------   ------------
Thomas L. Hefner(1).........  2002   $360,000    $      0   $     0    $ 73,333      $      0       21,659       $ 70,546
 Chairman and                 2001    360,000           0         0     100,000             0       27,608         95,860
 Chief Executive Officer      2000    360,000           0         0      91,667       200,000       31,609         41,951
Dennis D. Oklak.............  2002   $259,559    $125,000   $     0    $ 91,667      $      0       27,074       $ 56,437
 President and Chief          2001    220,000     125,000         0      91,667             0       25,308         71,895
 Operating Officer            2000    220,000     300,000         0      83,333       175,000       28,736         22,882
Gary A. Burk................  2002   $259,559    $125,000   $     0    $100,000      $      0       29,536       $ 56,437
 Vice Chairman and            2001    220,000     125,000         0     100,000             0       27,608         71,895
 Executive Vice               2000    220,000     325,000         0      91,667       175,000       31,609         41,951
 President, Construction
Robert M. Chapman...........  2002   $220,000    $140,000   $19,599    $ 91,667      $      0       27,074       $ 70,546
 Executive Vice               2001    220,000     125,000    64,399     100,000             0       27,608         95,860
 President,                   2000    220,000     275,000     6,788      83,333       200,000       37,357              0
 Southeast Region
Darell E. Zink, Jr. ........  2002   $220,000    $125,000   $     0    $ 83,334      $      0       24,613       $ 56,437
 Vice Chairman,               2001    220,000     125,000         0      83,334             0       23,007         71,895
 Executive Vice               2000    220,000     275,000         0      83,333       175,000       28,736         41,950
 President, and
 Chief Financial
 Officer


                                  (4)
NAME AND                       ALL OTHER
PRINCIPAL POSITION            COMPENSATION
------------------            ------------
Thomas L. Hefner(1).........     $5,830
 Chairman and                     6,048
 Chief Executive Officer          6,285
Dennis D. Oklak.............     $6,430
 President and Chief              6,048
 Operating Officer                6,285
Gary A. Burk................     $6,430
 Vice Chairman and                6,048
 Executive Vice                   6,285
 President, Construction
Robert M. Chapman...........     $6,430
 Executive Vice                   6,048
 President,                       6,285
 Southeast Region
Darell E. Zink, Jr. ........     $3,968
 Vice Chairman,                   4,573
 Executive Vice                   4,798
 President, and
 Chief Financial
 Officer

---------------
(1) As discussed in the Report of the Executive Compensation Committee, at Mr. Hefner's request, Mr. Hefner did not receive a bonus for 2000, 2001 or 2002.

(2) Represents reimbursement of tax payments attributable to relocation costs and tuition payments made by the Company on Mr. Chapman's behalf.

(3) Represents awards and payments made under the Company's shareholder value plan. See a description of this plan under the heading above entitled "Report of the Executive Compensation Committee -- Long-Term Incentive Plan Opportunities."

(4) Represents Company match and profit sharing contributions to the Company's 401(k) and profit sharing plan.

(5) Under the performance share plan, awards are made in the form of performance units, each of which is equivalent to one Common Share. The value of the awards noted in the above table is based on the closing price of the Company's Common Shares on the date of grant. The awards have variable vesting provisions over 5-year terms that are based on the achievement of certain FFO growth targets for the Company. Awards are not paid until retirement or termination of employment. Dividends are paid on the awards in cash or additional performance units, at the election of the participant. As of December 31,

    2002, the number of vested and unvested performance shares for the Named Executive Officers were as follows:

                                                                   $ VALUE     $ VALUE
                                         # VESTED    # UNVESTED     VESTED     UNVESTED
                                         --------    ----------    --------    --------
Mr. Hefner...........................     5,155        4,846       $131,185    $123,328
Mr. Oklak............................     4,511        4,240        114,793     107,918
Mr. Burk.............................     3,071        4,240         78,147     107,918
Mr. Chapman..........................     3,509        4,846         89,307     123,328
Mr. Zink.............................     4,511        4,240        114,793     107,918

                          STOCK OPTION GRANTS IN 2002

     The following table contains information concerning stock option grants made to each of the Named Executive Officers during 2002 under the Company's 1995 Stock Option Plan.

                                                                         INDIVIDUAL GRANTS
                                                   --------------------------------------------------------------
                                                    NUMBER OF
                                                   SECURITIES    % OF TOTAL
                                                   UNDERLYING     OPTIONS     EXERCISE                 GRANT DATE
                                                     OPTIONS     GRANTED TO   PRICE PER   EXPIRATION    PRESENT
NAME                                               GRANTED(1)    EMPLOYEES      SHARE        DATE       VALUE(2)
----                                               -----------   ----------   ---------   ----------   ----------
Thomas L. Hefner.................................    21,659         3.33%      $23.35      1/30/12      $44,470
Dennis D. Oklak..................................    27,074         4.16%       23.35      1/30/12       55,588
Gary A. Burk.....................................    29,536         4.54%       23.35      1/30/12       60,643
Robert M. Chapman................................    27,074         4.16%       23.35      1/30/12       55,588
Darell E. Zink, Jr. .............................    24,613         3.78%       23.35      1/30/12       50,535

---------------

(1) With the exception of options that qualify as incentive stock options under
    Section 422 of the Code, the options may be transferred to immediate family members or entities beneficially owned by such family members.

(2) These values were established using the Black-Scholes stock option valuation model. The following assumptions were used in the model: expected volatility of 20.0%, risk-free interest rate of 4.67%, dividend yield of 7.25%, and expected life of the options of 6.0 years. The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company's Common Shares on the date of exercise.

             AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table contains information concerning option exercises and option holdings by each of the Named Executive Officers for 2002.

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                             SHARES                     OPTIONS AT 12/31/02             AT 12/31/02(1)
                           ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                        EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       -----------   --------   -----------   -------------   -----------   -------------
Thomas L. Hefner.........    22,127      $191,684     65,561         76,470        $243,869       $187,573
Dennis D. Oklak..........    23,728       258,761     78,991         75,379         568,365        182,785
Gary A. Burk.............         0             0     55,388         81,405         221,515        198,216
Robert M. Chapman........         0             0     80,758         90,161         236,440        218,423
Darell E. Zink, Jr. .....    28,200       384,225     70,858         71,077         364,176        176,752

---------------
(1) Based upon the closing price of the Company's Common Shares on December 31, 2002 of $25.45 less the exercise price per Common Share.

                        LONG-TERM INCENTIVE PLAN AWARDS

     The following table sets forth awards made to the Named Executive Officers in 2002 under the Company's dividend increase unit plan and shareholder value plan.

                                                                                 ESTIMATED FUTURE
                                                                                      PAYOUTS
                                              NUMBER OF     PERFORMANCE           UNDER NON-STOCK
                                               SHARES,        PERIOD            PRICED-BASED-PLANS
                                DATE OF        DIUS, OR        UNTIL      -------------------------------
NAME                             GRANT       OTHER RIGHTS     PAYOUT      THRESHOLD    TARGET    MAXIMUM
----                         -------------   ------------   -----------   ---------   --------   --------
Thomas L. Hefner
  Dividend Increase Unit
     Plan(1)...............     1/30/02      21,659 DIUs          N/A        N/A           N/A        N/A
  Shareholder Value Plan(2)      1/1/02              N/A      3 Years        $ 0      $ 73,333   $220,000
Dennis D. Oklak
  Dividend Increase Unit
     Plan(1)...............     1/30/02      27,074 DIUs          N/A        N/A           N/A        N/A
  Shareholder Value Plan(2)      1/1/02              N/A      3 Years        $ 0      $ 91,667   $275,000
Gary A. Burk
  Dividend Increase Unit
     Plan(1)...............     1/30/02      29,536 DIUs          N/A        N/A           N/A        N/A
  Shareholder Value Plan(2)      1/1/02              N/A      3 Years        $ 0      $100,000   $300,000
Robert M. Chapman
  Dividend Increase Unit
     Plan(1)...............     1/30/02      27,074 DIUs          N/A        N/A           N/A        N/A
  Shareholder Value Plan(2)      1/1/02              N/A      3 Years        $ 0      $ 91,667   $275,000
Darell E. Zink, Jr.
  Dividend Increase Unit
     Plan(1)...............     1/30/02      24,613 DIUs          N/A        N/A           N/A        N/A
  Shareholder Value Plan(2)      1/1/02              N/A      3 Years        $ 0      $ 83,334   $250,000

---------------
(1) Under the Company's dividend increase unit plan, DIUs are granted to key employees. DIUs vest over a five-year period at 20% per year. The value of each DIU at the date of exercise is determined by calculating the Dividend Yield at the date the DIU is granted and dividing the increase in the Company's annualized dividend from the date of grant to the date of exercise by such Dividend Yield. DIUs not exercised within 10 years of the date of grant are forfeited. Distribution of a participant's benefits under the plan will be made in cash. The "in-the-money" value of vested DIUs at December 31, 2002 for these executives was $926,045 for Mr. Hefner, $581,916 for Mr. Oklak, $855,223 for Mr. Burk, $602,755 for Mr. Chapman, and $850,057 for Mr. Zink.

(2) Under the Company's shareholder value plan, awards are granted in specified dollar amounts to selected key employees. The specified award is payable to the participant on the third anniversary of the grant of the award. The actual payments under the plan are determined based upon the Company's cumulative total shareholder return for the three-year period beginning on the date of grant as compared to the cumulative total return for the S&P 500 Index and the NAREIT Equity REIT Total Return Index (the "Indices") for the same period. The Company's cumulative total shareholder return is calculated by determining the average per share closing price of the Company's Common Shares for the 30 day period preceding the end of the three year period, increased by an amount that would be realized if all cash dividends paid during the three year period were reinvested in Common Shares of the Company, and comparing this amount to the average per share closing price of the Company's Common Shares for the 30 day period preceding the date of grant. The payment of one-half of the bonus award is adjusted based upon the percentile ranking of the Company's cumulative total shareholder return as compared to each of the Indices for the same period. The payment adjustment may range from zero percent of the amount awarded, if both of the rankings of the Company's returns are less than the 50th percentile of both of the

    Indices, to 300 percent of the amount awarded if both of the rankings are in the 90th percentile or higher of both of the Indices, with 100 percent of the award being payable at the 60th percentile. Distribution of a participant's adjusted bonus award at the end of the three-year period after the date of grant will be made in cash.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth certain information as of December 31, 2002 regarding compensation plans under which shares of the Company's common stock may be issued.

                                    (A)                      (B)                         (C)
                         --------------------------   -----------------   ---------------------------------
                                                                           NUMBER OF SECURITIES REMAINING
                                                      WEIGHTED AVERAGE      AVAILABLE FOR FUTURE ISSUANCE
                          NUMBER OF SECURITIES TO     EXERCISE PRICE OF    UNDER EQUITY COMPENSATION PLANS
                         BE ISSUED UPON EXERCISE OF      OUTSTANDING      EXCLUDING SECURITIES REFLECTED IN
PLAN CATEGORY              OUTSTANDING OPTIONS(#)        OPTIONS($)                COLUMN(A)(2)(#)
-------------            --------------------------   -----------------   ---------------------------------
Equity Compensation
  Plans Approved by
  Shareholders(1)......          2,837,583                 $22.35                     4,647,376
Equity Compensation
  Plans not Approved by
  Shareholders.........                  0                    N/A                             0
Total Equity
  Compensation Plans...          2,837,583                 $22.35                     4,647,376

---------------
(1) Represents common shares issuable upon the exercise of outstanding options granted under the Company's stock option plans. This number does not include 1,082,615 common shares issuable upon the exercise of outstanding options assumed by the Company in its acquisition of Weeks Corporation. The weighted average exercise price of outstanding options granted under the Weeks Corporation plans was $21.42. The Company cannot grant any additional options under the Weeks Corporation plans.

(2) Includes 4,556,036 shares issuable pursuant to the Company's stock option and dividend increase unit plans and 91,340 shares pursuant to the Company's Director Stock Payment Plan.

                          OWNERSHIP OF COMPANY SHARES


     The Company has one class of voting common stock outstanding of which 135,168,668 Common Shares were outstanding on February 18, 2003. The Company owns approximately 90% of the partnership interests of Duke Realty Limited Partnership ("DRLP"). DRLP is obligated to redeem each limited partnership unit ("Unit") of DRLP for one Common Share upon the request of a Unit holder. As of February 18, 2003, 14,794,380 Units (other than Units owned by the Company) were outstanding.


     The following table sets forth the beneficial ownership of Common Shares and Units as of February 18, 2003 for (i) each person known to the Company to be holding more than a 5% beneficial interest in the Common Shares, (ii) each of the Company's Directors and Named Executive Officers, and (ii) the Company's Directors and executive officers as a group.

                                                                                            EFFECTIVE
                                                      SHARES                                 ECONOMIC
                                      NUMBER OF      ISSUABLE                              OWNERSHIP OF
                                    COMMON SHARES      UPON                                 DIRECTORS
                                      AND UNITS     EXERCISE OF               PERCENT OF       AND
                                    BENEFICIALLY       STOCK                    COMMON      EXECUTIVE
BENEFICIAL OWNER                      OWNED(1)        OPTIONS       TOTAL     SHARES(2)    OFFICERS(3)
----------------                    -------------   -----------   ---------   ----------   ------------
DIRECTORS AND OFFICERS:
Darell E. Zink, Jr.(4)............    1,573,330         92,961    1,666,291      1.23%      1,504,325
Thomas L. Hefner(5)...............    1,385,689         86,248    1,471,937      1.08%      1,233,726
John W. Nelley, Jr.(6)............    4,079,091        177,011    4,256,102      3.06%        949,713
Gary A. Burk(7)...................      277,643         79,971      357,614         *         217,030
Geoffrey Button...................      111,080         10,500      121,580         *         111,080
Dennis D. Oklak...................       84,843        102,046      186,889         *          84,843
Ngaire E. Cuneo...................       85,080         10,500       95,580         *          85,080
James E. Rogers...................       76,287         10,500       86,787         *          76,287
Barrington H. Branch..............       53,015         11,280       64,295         *          53,015
Robert M. Chapman.................       37,537        106,218      143,755         *          37,537
L. Ben Lytle......................       18,352         10,500       28,852         *          18,352
William O. McCoy..................       15,694         27,840       43,534         *          15,694
William Cavanaugh III.............        9,778         15,420       25,198         *           9,778
Charles R. Eitel..................        2,760         27,288       30,048         *           2,760
Robert J. Woodward, Jr. ..........        1,000          1,000        2,000         *           1,000
Jack R. Shaw......................            0              0            0         *               0
All Directors and executive
  officers as a group (21
  persons)........................    8,035,156        932,151    8,967,307      6.35%      4,755,267
5% OWNERS:
Stichting Pensioenfonds ABP(8)....    8,000,000              0    8,000,000      5.92%            N/A
FMR Corp.(9)......................    9,713,270              0    9,713,270      7.19%            N/A

---------------

 *  Less than 1%

(1) The numbers shown represents the number of Common Shares the person beneficially owns under the rules of the SEC, including the number of Common Shares that may be issued upon the redemption of Units.

(2) These percentages are computed assuming that none of the Units or stock options held by other persons are exchanged for Common Shares.

(3) Excludes the portion of any beneficial interest in Common Shares and Units in which the economic benefit of such Common Shares and Units are attributable to persons other than the reporting person and his or her family. Also excludes any beneficial interest in stock options.

(4) Includes 929,239 Common Shares owned by Mr. Zink, members of his family and a family partnership controlled by Mr. Zink, and 17,042 Common Shares owned by a private charitable foundation controlled by Mr. Zink. Also includes 361,514 Units owned directly by Mr. Zink, 200,000 Units owned by a trust controlled by Mr. Zink and 65,535 Units owned by a corporation in which Mr. Zink owns a 20.71% beneficial interest.

(5) Includes 640,648 Common Shares owned by Mr. Hefner, members of his family and a family partnership controlled by Mr. Hefner, 100,000 Common Shares owned by a private charitable foundation controlled by Mr. Hefner, 579,506 Units owned by a trust controlled by Mr. Hefner and 65,535 Units owned by a corporation in which Mr. Hefner owns a 20.71% beneficial interest.

(6) Includes 92,700 Common Shares owned by Mr. Nelley, 12,749 Common Shares held by trusts of which Mr. Nelley is a trustee but in which he disclaims any beneficial interest and 1,380 Common Shares held by a partnership in which Mr. Nelley is a 34% general partner. Also includes 138,000 Common Shares and 3,834,261 Units held by a partnership in which Mr. Nelley is a general partner and a 21.6% owner.

(7) Includes 126,330 Common Shares and 85,778 Units owned directly by Mr. Burk, and 65,535 Units owned by a corporation in which Mr. Burk owns a 7.51% beneficial interest.

(8) This information was obtained from amendment one to Schedule 13D filed on December 19, 2000. The address of Stichting Pensioenfonds ABP is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Netherlands.

(9) According to amendment two to Schedule 13G dated February 14, 2003 filed by FMR Corp. ("FMR") and related parties with the SEC, FMR beneficially owns 9,713,270 Common Shares and has the sole power to vote or to direct the vote of 1,526,544 Common Shares. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

                           RELATED PARTY TRANSACTIONS

     The Company is the sole general partner of Duke Realty Services Limited Partnership (the "Services Partnership"). The Services Partnership operations are included in the consolidated financial statements of the Company. The Services Partnership was formed in 1993 to provide property management, leasing, construction management and development services to subsidiaries of the Company, to joint ventures partially owned by the Company and to third parties. To ensure that the income from these services did not cause the Company to fail to qualify as a real estate investment trust, a portion of the Services Partnership was acquired by certain officers of the Company upon its formation. Thomas L. Hefner, Darell E. Zink, Jr., and Gary A. Burk (executive officers of the Company) collectively own 49% of Duke Management, Inc. ("DMI"), which owns 90% of the capital interests of the Services Partnership and a profits interest in the Services Partnership that varies from 10% to 90%. The share of net income of the Services Partnership allocated to DMI in 2001 was $975,934. The Company has an option to acquire DMI's interest in the Services Partnership in exchange for 833,334 Units. As a result of some recent tax law changes, the Company could exercise this option without adversely affecting the Company's qualification as a real estate investment trust. However, the Board of Directors has determined that it is not yet in the best interests of the Company to exercise this option. The Company is required to purchase DMI's interest in the Services Partnership for 833,334 Units upon a change in control of the Company or upon the dissolution of DRLP. DRLP has a $20.0 million loan to the Services Partnership, which requires interest only payments at 12% through September 2003. The principal balance of this loan is then repayable over a 15-year period with interest at 12% until final maturity in September 2018. Repayment of this loan is guaranteed by DMI. DRLP also provides working capital financing to the Services Partnership at a rate of prime plus 3%.

     The Services Partnership and the Construction Partnership provide property management, leasing, construction and other tenant related services to properties in which Messrs. Hefner, Zink and Burk have ownership interests (the "Option Properties"). The Company has options to acquire these executive officers' interests in the Option Properties. The options expire in October 2003. In 2002, the Services Partnership and the Construction Partnership received fees totaling $1,400,398 for services provided to the Option Properties. The fees charged by the Services Partnership and the Construction Partnership for such services are equivalent to those charged to third-party owners for similar services.

     In 1998, the Company purchased two mortgage loans to One North Capitol Company from third party lenders ("ONCC") for a total amount of $9,400,000. On the date of acquisition, the face amount of the principal and interest on the loans was $18,940,000. The loans are nonrecourse to ONCC and are secured by mortgages on an office building. Under the terms of the loans, substantially all of the cash flow from ONCC must be paid to the Company as debt service on the loans. Since it is unlikely that ONCC will be able to repay the entire balance of the loans upon their maturity in 2006, the Company, for financial statement purposes, recorded the acquisition of the loans in the same manner as if it had purchased the building. During 2002, ONCC paid interest of $1,187,247 to the Company. As of December 31, 2002, the outstanding principal amount of the loans plus the accrued but unpaid interest on those loans totaled $19,450,000. Messrs. Hefner, Zink and Burk collectively own a 10.9% indirect limited partnership interest in ONCC.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Officers, Directors and greater-than-10%-beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, Directors and greater-than-10% beneficial owners were complied with during the year ended December 31, 2002.

                 SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     Proposals of shareholders to be presented at the 2004 annual meeting of stockholders must be received by the Company's secretary prior to November 14, 2003, which is 120 calendar days prior to the anniversary of the mailing of this proxy statement, to be considered for inclusion in the 2004 proxy material. If a shareholder wishes to present a proposal at the 2004 annual meeting, whether or not the proposal is intended to be included in the 2004 proxy material, the bylaws require that the shareholder give advance written notice to the Company's secretary not less than 60 nor more than 90 days prior to the anniversary of the 2003 annual meeting. If a shareholder is permitted to present a proposal at the 2004 annual meeting but the proposal was not included in the 2004 proxy material, the Company believes that its proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after January 28, 2004, which is 45 calendar days prior to the anniversary of the mailing of this proxy statement.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report for the year ended December 31, 2002 has been provided to all shareholders of record as of the Record Date. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 may be obtained without charge via the Investor Relations section of the Company's website at www.dukerealty.com or by writing to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240,
Attention: Investor Relations.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. Whether or not you plan to attend the meeting, you are urged to vote your proxy.

                                          For the Board of Directors,

                                          /s/ THOMAS L. HEFNER
                                          Thomas L. Hefner
                                          Chairman

March 14, 2003

                                                                      APPENDIX 1

                            DUKE REALTY CORPORATION
                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

STATEMENT OF POLICY

     The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports and other operating controls of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the financial management and other employees of the corporation.

RESPONSIBILITIES

     In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices and other operating controls of the corporation are in accordance with all requirements and are of the highest quality.

     In carrying out these responsibilities, the audit committee will:

     - Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries.

     - Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

     - Review with the independent auditors and the corporation's financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

     - Periodically review company policy statements to determine their adherence to the code of conduct adopted by the board of directors and periodically review the code of conduct to determine if any amendments thereto should be considered.

     - Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

     - Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

     - Review accounting and financial human resources, and succession planning within the company.

     - Review with financial, accounting and other personnel and other independent consultants as considered necessary the adequacy and effectiveness of the operating controls of the corporation, and elicit any recommendations for the improvement of such control procedures or particular areas where new or more detailed controls or procedures are desirable.

     - Review with financial, legal and other personnel and independent consultants as considered necessary the company's risk management policies pertaining to the various components of the company's business, and the adequacy and cost of insurance obtained by the company in connection therewith.

     - Review with financial, legal and other personnel and independent consultants as considered necessary the company's information technology capabilities and resources, and the expenses incurred by the company to obtain and maintain such capabilities and resources.

     - Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

     - Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

                             DUKE REALTY CORPORATION
                                      PROXY
                         600 EAST 96th STREET, SUITE 100
                           INDIANAPOLIS, INDIANA 46240

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY


The undersigned hereby appoints Thomas L. Hefner, Darell E. Zink, Jr. and John
R. Gaskin, and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote, as designated on the reverse side of this proxy, all Common Shares of Duke Realty Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on April 30, 2003, at 3:00 p.m. and at any adjournment or postponement thereof.

     To vote your proxy, please date and sign on the reverse side, and mail your proxy card in the envelope provided as soon as possible. You may also vote on the Internet or by e-mail by following the instructions on page 2 of the Proxy Statement.


                         (Continued on the reverse side)

/x/ Please mark your votes as in this example.


                    FOR ALL NOMINEES   WITHHOLD
                    LISTED AT RIGHT    AUTHORITY         NOMINEES:
                    (except as         to vote for       Gary A. Burk
                    indicated to the   nominee(s)        William O. McCoy
                    contrary below)    listed at right   James E. Rogers.
                                                         Jack R. Shaw
                                                         Robert J. Woodward, Jr.
1.    ELECTION OF
      DIRECTORS FOR A
      TERM OF THREE
      YEARS.               / /                 / /

       For, except vote withheld from the following nominee(s):

       ----------------------------------------------------

                                                      FOR   AGAINST   ABSTAIN
2.    Proposal to increase unaffiliated director
      requirement                                      / /    / /       / /

3.    Proposal to de-stagger the board of directors    / /    / /       / /

4.    Proposal to decrease the shareholder vote
      threshold for certain business combinations      / /    / /       / /

5.    Proposal to decrease the shareholder vote
      threshold for amending the articles of
      incorporation                                    / /    / /       / /

6.    Proposal to permit shareholder action by
      unanimous written consent                        / /    / /       / /

7.    Proposal to ratify the appointment of
      KPMG LLP as independent auditors                 / /    / /       / /


In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 7.

The undersigned acknowledges receipt from Duke Realty Corporation of, prior to the execution of this proxy, a notice of the meeting, a proxy statement, and an annual report to shareholders.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE __________________________________________  DATE ___________________


SIGNATURE __________________________________________  DATE ___________________
                 (SIGNATURE IF HELD JOINTLY)

NOTE: Please sign exactly as name appears above. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                REVOCABLE PROXY